Exhibit 10.1

MELINTA THERAPEUTICS, INC.

2018 STOCK INCENTIVE PLAN

NOTICE OF STOCK OPTION GRANT

Melinta Therapeutics, Inc. (the “Company”), pursuant to its 2018 Stock Incentive Plan, as amended (the “Plan”), hereby grants to Optionholder an option to purchase the number of shares of Stock set forth below, subject to the stockholders of the Company approving the Plan. This option grant (the “Option”) is subject to all of the terms and conditions as set forth herein and in the Option Agreement, the Plan, and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety. [The Option granted hereby are in satisfaction of the obligation to grant the Option to Optionholder under his, her or its employment letter with the Company, dated [•], as may be amended, restated or otherwise modified from time to time (the “Offer Letter”).]

Optionholder:	[ ]

Date of Grant	[ ]

Grant Number:	[ ]

Vesting Commencement Date:	[ ]

Exercise Price per Share of Stock:	$[ ]

Total Number of Shares of Stock Granted:	[ ]

Type of Option:	Nonstatutory Stock Option

Term/Expiration Date:	10 Years from the Date of Grant

Vesting Schedule:	Provided that Optionholder has not undergone a Termination prior to the applicable vesting date, twenty-five percent (25%) of the Option will vest and become exercisable on the first anniversary of the Vesting Commencement Date and the remainder will vest and become exercisable in substantially equal monthly installments during the three (3) year period commencing on the first anniversary of the Vesting Commencement Date.

Termination Period:	The Option may be exercised following a Termination as set out in Section 7 of the Option Agreement (but in no event later than the Expiration Date). For the avoidance of doubt, a Termination for “Cause,” as defined in the Plan, will result in immediate termination of the Option upon such Termination for “Cause.”

Additional Terms/Acknowledgements: The undersigned Optionholder acknowledges receipt of, and understands and agrees to, this Notice of Stock Option Grant, the Option Agreement, and the Plan. Optionholder further acknowledges that as of the Date of Grant, this Notice of Stock Option Grant, the Option Agreement, [and] the Plan [and the Offer Letter] set forth the entire understanding between Optionholder and the Company regarding options granted hereunder and supersede all prior oral and written agreements on that subject. Optionholder further acknowledges that the Option is granted subject to stockholder approval of the Plan at the next annual or special meeting of stockholders following the Date of Grant and that the Option shall be cancelled and void ab initio immediately following such next annual or special meeting of stockholders absent such approval.

OPTIONHOLDER:	MELINTA THERAPEUTICS, INC.

By:
[ ]	Name:
Title:

ATTACHMENTS: Option Agreement, Notice of Exercise and 2018 Stock Incentive Plan.

Appendix A

MELINTA THERAPEUTICS, INC.

OPTION AGREEMENT

(NONSTATUTORY STOCK OPTION)

Pursuant to your Notice of Stock Option Grant (“Grant Notice”) and this Option Agreement (this “Agreement”), Melinta Therapeutics, Inc. (the “Company”) has granted you an option under its 2018 Stock Incentive Plan, as amended (the “Plan”) to purchase the number of shares of Stock set forth in the Grant Notice. The option grant is subject to all of the terms and conditions as set forth herein and in the Grant Notice, the Plan and the Notice of Exercise, all of which are incorporated herein in their entirety. Defined terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your option, in addition to those set forth in the Grant Notice, are as follows:

1. VESTING. Subject to the limitations contained herein, your option will vest as provided in your Grant Notice, provided that, vesting will cease upon your Termination and any unvested options outstanding shall terminate and be forfeited for no consideration as of the date of such Termination.

2. NUMBER OF SHARES AND EXERCISE PRICE. The number of shares of Stock subject to your option and your exercise price per share referenced in your Grant Notice may be adjusted from time to time in accordance with Section 11 of the Plan.

3. EXERCISE RESTRICTIONS FOR NON-EXEMPT EMPLOYEES. In the event that you are an employee of the Company eligible for overtime compensation under the Fair Labor Standards Act of 1938, as amended (i.e., a “Non-Exempt Employee”), you may not exercise your option until you have completed at least six (6) months of uninterrupted employment with the Company measured from the Date of Grant specified in your Grant Notice, notwithstanding any other provision of your option.

4. METHOD OF PAYMENT. Payment of the exercise price is due in full upon exercise of all or any part of your option. You may elect to make payment of the exercise price in cash or by check or in one or more of the following manners:

(a) Provided that at the time of exercise the Stock is publicly traded and quoted regularly in The Wall Street Journal, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.

(b) Provided that at the time of exercise the Stock is publicly traded and quoted regularly in The Wall Street Journal, by delivery to the Company (either by actual delivery or attestation) of already-owned shares of Stock that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market

Value on the date of exercise. “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your option, shall include delivery to the Company of your attestation of ownership of such shares of Stock in a form approved by the Company. Notwithstanding the foregoing, you may not exercise your option by tender to the Company of Stock to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

(c) Provided that at the time of exercise the Stock is publicly traded and quoted regularly in The Wall Street Journal, and subject to the consent of the Company at the time of exercise, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issued upon exercise of your option by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from you to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided further, however, that shares of Stock will no longer be outstanding under your option and will not be exercisable thereafter to the extent that (1) shares are used to pay the exercise price pursuant to the “net exercise,” (2) shares are delivered to you as a result of such exercise, and (3) shares are withheld to satisfy tax withholding obligations.

5. WHOLE SHARES. You may exercise your option only for whole shares of Stock.

6. SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, you may not exercise your option unless the shares of Stock issuable upon such exercise are then registered under the Securities Act or, if such shares of Stock are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your option also must comply with other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

7. TERM. You may not exercise your option before the commencement or after the expiration of its term. The term of your option commences on the Date of Grant and expires upon the earliest of the following:

(a) immediately upon your Termination for Cause;

(b) ninety (90) days after your Termination for any reason other than Cause, your Disability or death; provided, however, that (i) if during any part of such ninety (90) day period your option is not exercisable solely because of the condition set forth in Section 6, your option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of ninety (90) days after your Termination, and (ii) if (x) you are a Non-Exempt Employee, (y) you undergo a Termination within six (6) months after the Date of Grant specified in your Grant Notice, and (z) you have vested in a portion of your option at the time of your Termination, your option shall not expire until the earlier of (A) the later of the date that is seven (7) months after the Date of Grant specified in your Grant Notice or the date that is ninety (90) days after the Termination, or (B) the Expiration Date;

(c) twelve (12) months after you undergo a Termination due to your Disability;

(d) twelve (12) months after your death if you die either prior to a Termination or within ninety (90) days after you undergo a Termination for any reason other than Cause; and

(e) the Expiration Date indicated in your Grant Notice.

8. EXERCISE.

(a) You may exercise the vested portion of your option during its term by delivering a Notice of Exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

(b) By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (i) the exercise of your option, or (ii) the disposition of shares of Stock acquired upon such exercise.

9. TRANSFERABILITY. Your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your option. In addition, you may transfer your option to a trust if you are considered to be the sole beneficial owner (determined under Section 671 of the Code and applicable state law) while the option is held in the trust, provided that you and the trustee enter into transfer and other agreements required by the Company.

10. OPTION NOT A SERVICE CONTRACT. Your option is not an employment or service contract, and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your option shall obligate the Company or an Affiliate, their respective stockholders, Boards of Directors, officers or employees to continue any relationship that you might have as a director or consultant for the Company or an Affiliate.

11. WITHHOLDING OBLIGATIONS.

(a) At the time you exercise your option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise of your option.

(b) Upon your request and subject to approval by the Company, in its sole discretion, and compliance with any applicable legal conditions or restrictions, the Company may withhold from fully vested shares of Stock otherwise issuable to you upon the exercise of your option a number of whole shares of Stock having a Fair Market Value, determined by the Company as of the date of exercise, by considering the applicable minimum statutorily required withholding rates or other applicable withholding rates in your jurisdiction, including maximum applicable rates that may be utilized without creating adverse accounting treatment under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto) and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or another applicable governmental entity. Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

(c) You may not exercise your option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company shall have no obligation to issue a certificate for such shares of Stock or release such shares of Stock from any escrow provided for herein unless such obligations are satisfied.

12. TAX CONSEQUENCES. You agree to review with your own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. You shall rely solely on such advisors and not on any statements or representations of the Company or any of its agents. You understand that you (and not the Company) shall be responsible for your own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

13. NOTICES. Any notice or request required or permitted hereunder shall be given in writing to each of the other parties hereto and shall be deemed effectively given on the earlier of (a) the date of personal delivery, including delivery by express courier, (b) the date sent by e-mail or facsimile with confirmation of receipt or (c) the date that is five days after deposit in the United States mail (whether or not actually received by the addressee), by registered or certified mail with postage and fees prepaid, addressed at the following addresses, or at such other address(es) as a party may designate by ten days’ advance written notice to each of the other parties hereto:

COMPANY:	Melinta Therapeutics, Inc.

Attn: Chief Financial Officer

300 Tri State Intl # 272

Lincolnshire, IL 60069

YOU:	Your address as on file with the Company at the time notice is given.

14. MISCELLANEOUS.

(a) The headings of the Sections in this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.

(b) The rights and obligations of the Company under your option shall be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by, the Company’s successors and assigns. Your rights and obligations under your option may only be assigned with the prior written consent of the Company.

(c) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your option.

(d) You acknowledge and agree that you have reviewed your option in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your option and fully understand all provisions of your option.

(e) This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(f) All obligations of the Company under the Plan and this Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

15. GOVERNING PLAN DOCUMENT. Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your option and those of the Plan, the provisions of the Plan shall control.

16. CHOICE OF LAW. The interpretation, performance and enforcement of this Agreement shall be governed by the law of the state of Delaware without regard to such state’s conflicts of laws rules.

17. SEVERABILITY. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

18. APPLICATION OF SECTION 409A. This option is intended to be exempt from the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) pursuant to Treasury Regulation 1.409A-1(b)(5) (or any other applicable exemption). This Agreement shall be interpreted in a manner consistent with that intent. To the extent not so exempt, the delivery of shares in respect of the option provided under this Agreement will be conducted, and this Agreement will be construed, in a manner that complies with Section 409A and is consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, to the extent that (a) one or more of the payments or benefits received or to be received by you pursuant to this Agreement would constitute deferred compensation subject to the requirements of Section 409A, and (b) you are a “specified employee” within the meaning of Section 409A, then such payment or benefit (or portion thereof) will be delayed until the earliest date following your “separation from service” with the Company within the meaning of Section 409A on which the Company can provide such payment or benefit to you without your incurrence of any additional tax or interest pursuant to Section 409A, with all payments or benefits due thereafter occurring in accordance with the original schedule. Notwithstanding any of the foregoing, you are solely responsible for the payment of any taxes or penalties arising under Section 409A with respect to the option, the vesting of the option, or the delivery of the shares subject to the option.

Appendix B

MELINTA THERAPEUTICS, INC.

2018 STOCK INCENTIVE PLAN

NOTICE OF EXERCISE

Melinta Therapeutics, Inc.

Date of Exercise:

Ladies and Gentlemen:

This constitutes notice under my stock option that I elect to purchase the number of shares for the price set forth below.

Type of option:	Nonstatutory Stock Option
Stock option dated:	[ ]
Number of shares as to which option is exercised:
Shares to be issued in name of:	[ ]
Total exercise price:	$
Cash payment delivered herewith:	$
Value of shares of Melinta Therapeutics, Inc. common stock delivered herewith[1]:	$

By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the Melinta Therapeutics, Inc. 2018 Stock Incentive Plan, and (ii) to provide for the payment by me to you (in the manner designated by you) of your withholding obligation, if any, relating to the exercise of this option.

Very truly yours,

Name:

[1]	Shares must meet the public trading requirements set forth in the option. Shares must be valued on the date of exercise in accordance with the terms of the Plan and the option being exercised, and must be owned free and clear of any liens, claims, encumbrances or security interests. Certificates must be endorsed or accompanied by an executed assignment separate from certificate.

Appendix C

MELINTA THERAPEUTICS, INC.

2018 STOCK INCENTIVE PLAN

(see attached)